F.W. Davison & Company, Inc.
Application Service Provider Agreement

THIS AGREEMENT ("Agreement") is effective as of ____________ (the "Effective Date") between F.W. Davison & Company, Inc., a Massachusetts corporation, hereinafter referred to as "FWDCO," and XccelerateHR, LLC, a Nevada limited liability company, hereinafter referred to as "Customer."

1. Grant of Non-Exclusive License

1.1 FWDCO hereby grants to Customer a limited, non-exclusive license, without the right to sublicense others, to use, and to allow the number of users specified in Schedule A to use, the computer program(s) listed in the attached Schedule A and related materials (the "Software"), only through the Application Hosting Service (as defined in Section 1.3, below), upon the terms and conditions stated herein. "Software" includes source code, know-how or technology embodied in or relating to such programs, or which may be contained in, revealed by or shown on any documentation, models, descriptions, forms, drawings, schematics, flow-charts, magnetic media or information retrieval devices (collectively, "Documentation") supplied to the Customer in connection with this Agreement, and any modifications, improvements, additions, corrections, and amendments thereto. The Customer may make copies of the Documentation for its own use only and for absolutely no other purpose.

1.2 Customer hereby grants to FWDCO and its third party hardware host a non-exclusive, non-transferable license to use, upload, display, copy and store all data or other information of Customer provided to FWDCO hereunder ("Customer Data") for storage and access through the Application Hosting Service (as defined in Section 1.3, below) provided pursuant to this Agreement for the term of this Agreement solely for the purpose of delivering the Application Hosting Service pursuant to this Agreement. Customer agrees that it shall have sole responsibility and liability for: (i) acquiring any and all authorization(s) necessary for use of Customer Data as contemplated by this Agreement; (ii) the completeness and accuracy of all of Customer Data and other materials provided to FWDCO by Customer pursuant to this Agreement; and (iii) ensuring that Customer Data does not infringe, violate or misappropriate any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights or proprietary rights of any third party. Customer shall retain ownership of Customer Data at all times.

1.3 "Application Hosting Service" means the service by which the Software and Customer Data hosted or stored on servers or other equipment located at a central office controlled by FWDCO or FWDCO's third party hardware host are made available through the Internet for remote use by Customer.

2. Term

2.1 The Software shall be licensed for a 24 month period beginning March 1, 2012 (the "Initial Term") so long as the Customer does not violate any of the terms and conditions contained herein. At any time during the Initial Term, the Customer may terminate this Agreement by entering into a separate agreement with FWDCO to purchase the HRPyramid and HRPyramid Web Edition software products from FWDCO. At the end of the Initial Term, this Agreement shall automatically renew for successive 12 month renewal terms (each a "Renewal Term") unless this Agreement is terminated earlier pursuant to this Agreement.

3. Payment Terms

3.1 The license granted hereunder shall be limited to the number of simultaneous users as set forth in the attached Schedule A, which is incorporated into and made a part of this Agreement. The monthly license fees for simultaneous users and named users beyond the number of simultaneous users during the term of this Agreement are as set forth in Schedule A, plus any applicable taxes. While the Customer may have more named users than simultaneous users, at any one moment in time the maximum number of users allowed access to the Software is the number of simultaneous users set forth in Schedule A. The license fees are to be paid quarterly, in advance, starting in the month immediately following the month (whichever comes first) in which the first day of training, data entry, or data conversion occurs. The Customer may at any time during the term of this Agreement, purchase the HRPyramid and HRPyramid Web Edition software products from FWDCO. Fifteen percent (15%) of the cumulative monthly license fees paid to FWDCO during the Initial Term and any Renewal Term(s) will be credited towards the purchase of the software products up to a maximum of fifty percent (50%) of the purchase price.

3.2 The fees for any agreed to modifications to the Software requested by or required by the Customer shall be paid to FWDCO as follows: 50% shall be paid on signing a purchase order covering such modifications and the remaining 50% shall be paid within 30 days after Customer has been notified in writing that the modification has been installed.

3.3 Additional fees related to set up and training shall be paid as follows: 50% shall be paid on signing a purchase order covering such set up and training

and the remaining 50% shall be paid 30 days after the Effective Date of this Agreement. The fees are detailed in Schedule B hereto, which is incorporated into and made a part of this Agreement.

4. **Proprietary Rights in Software and Confidentiality**

4.1 The Software, Documentation and all material and information related, in any way thereto, which has, or will, come into possession or knowledge of the Customer in connection with, or related to, this Agreement, (collectively, the "Proprietary Information") excluding Customer Data, remains the sole and exclusive property of FWDCO. By executing this document, the Customer agrees:

i) to hold all Proprietary Information it has received or to which it has been exposed in the strictest confidence such that only those employees or independent contractors working for the Company (collectively, the "Employees") who, by their jobs are required to utilize the Proprietary Information are permitted to become familiar and utilize it;

ii) not to copy, or reproduce, or distribute the whole or any part of the Software, Documentation or Proprietary Information;

iii) to ensure that each Employee who does use the Proprietary Information is made aware of the terms of this Agreement and is bound to protect such Proprietary Information against disclosure or any other use;

iv) to ensure that upon leaving the Company's employ (regardless of whether the Employee is an employee or independent contractor), each Employee who has used the Proprietary Information acknowledges that the Employee did not remove or copy any portion of the Proprietary Information and did not assist or aid any third party, directly or indirectly, in removing or copying any part of the Proprietary Information from the Customer; and

v) not to release, disclose, or distribute any of the Proprietary Information to any other party under any circumstance.

5. **Customer Risks & Responsibilities**

5.1 The Customer is specifically advised that it will need a current version of a standard web browser. The Customer is further advised that it will need to provide Hewlett-Packard hardware for all printing. The failure of Company to obtain or properly utilize the appropriate third party software and hardware shall not discharge or otherwise limit Customer's obligations to FWDCO under this Agreement.

5.2 The Customer shall be responsible for all originating communications connections from their site(s) to the Internet or any other method of linking to the data center. FWDCO shall not be responsible for the performance of these communications links.

5.3 The Customer shall have full responsibility for the input and accuracy of its data entry. Further, from time to time, at no fault of FWDCO, communications problems do occur that may affect data entry. FWDCO agrees where feasible and within its control to make reasonable efforts to minimize these problems.

5.4 If the Customer has requested FWDCO to convert any of the Customer's Customer Data to be accessible by the Software then the Customer must provide the such Customer Data to FWDCO in the format specified by FWDCO. The failure of the Customer to provide the Customer Data in the format specified by FWDCO shall not discharge or otherwise limit Customer's obligations to FWDCO under this Agreement. Should Customer deliver Customer Data in a format other than as so specified, FWDCO reserves the right to collect additional fees from Customer based on the rates set forth in the Schedule B.

6. **Restrictions**

6.1 The Software shall be used solely in connection with the usual business purposes of the Customer. In this Section 6.1, the expression "business purposes" shall in no circumstances include the sale, marketing or exploitation, in any way whatsoever, of any of the Proprietary Information, including but not limited to the Software.

6.2 Any use of the Software by a subsidiary, affiliate, or other related entity of Customer is prohibited unless specifically licensed in a writing signed by FWDCO.

6.3 Customer agrees that it will use the Software only for lawful purposes. Customer acknowledges that FWDCO exercises no control whatsoever over the content of information entered by the Customer and it is the sole responsibility of the Customer to ensure that the information it and its users transmit and receive complies with all applicable laws. Customer agrees to defend, indemnify and hold FWDCO harmless from and against any and all loss, expense or liability (including reasonable attorney's fees) awarded against, or incurred by FWDCO, as a consequence of Customer's failure to comply with any such laws or regulations.

7. Warranties and Remedies

7.1 The Customer acknowledges that the Software meets its requirements, as best determinable from demonstrations and documentation by FWDCO, except where modifications have been specified elsewhere in the Schedules to this Agreement. The Customer assumes full responsibility for management, supervision and control of the use of the Software.

7.2 Warranties and Remedies Applicable to the Software Only.

i) FWDCO warrants that it has the exclusive right to license the Software to Customer and that the Software will perform the functions reflected in the current user manuals and sales materials.

ii) In the event that the Software fails to comply with the foregoing warranty, Customer must (i) notify FWDCO of such non-compliance; (ii) provide FWDCO with documentation of the error or deficiency and the necessary software and data required to reproduce the error or deficiency of the Software, and (iii) provide all other reasonable support and assistance in discovering the cause or a cure for reported error or deficiency of the Software. Should FWDCO comply with the provisions of this Section 7.2, FWDCO's sole obligation, and Customer's exclusive remedy, shall be for FWDCO, at its sole option, to either: (i) fix or replace, at no charge to the Customer, any part of the Software not operating in accord with the user manual provided to the Customer; or (ii) refund the license fees actually paid by Customer to FWDCO with respect to the Software and terminate the license rights granted hereunder.

7.3 Warranties and Remedies Applicable to the Services Only.

i) FWDCO warrants that its services provided hereunder will be performed consistent with generally accepted industry standards at the time any of the services are performed.

ii) Customer's exclusive remedy under this Section 7.3 will be for FWDCO to re-perform any defective services, so long as such defective services are identified to FWDCO within thirty (30) days after such services are performed.

7.4 WARRANTY DISCLAIMER. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED BY FWDCO, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, PERFORMANCE OR FITNESS FOR A PARTICULAR PURPOSE, OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION. FWDCO MAKES NO WARRANTY AGAINST INTERFERENCE WITH CUSTOMER'S ENJOYMENT OF THE SOFTWARE. FWDCO DOES NOT WARRANT THAT CUSTOMER'S USE OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, THAT THE SOFTWARE WILL MEET CUSTOMER'S REQUIREMENTS, THAT THE SOFTWARE WILL OPERATE IN COMBINATIONS WHICH CUSTOMER MAY SELECT FOR USE (OTHER THAN THE SOFTWARE ACQUIRED HEREIN), AND FWDCO DOES NOT WARRANT AS TO ANY RESULTS THAT MAY BE OBTAINED BY CUSTOMER'S USE OF THE SOFTWARE. FWDCO DISCLAIMS, AND CUSTOMER WAIVES, THE BENEFIT OF ANY REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

7.5 In the event of any breach of the warranty contained in Section 7.2(i), above, Customer's sole recourse shall be as set forth in Section 7.2(ii). In the event of any breach of the warranty contained in Section 7.3(i), above, Customer's sole recourse shall be as set forth in Section 7.3(ii).

8. Software Services

8.1 FWDCO provides control, maintenance and training of its application Software. The Software is hosted on computers provided by a third party who also provide Internet communications facilities. The host computers are available on a seven day twenty-four hour a day basis except when unavailable due to maintenance.

8.2 FWDCO provides the following services under this Agreement:

i) Upgrades and new releases of the Software, including Documentation.

ii) Telephone, Internet or email answers to questions from Customer personnel previously trained by FWDCO.

iii) If requested by the Customer, additional Software support-related services are provided at the rate set forth in Schedule B. For on-site help, the Customer is responsible for FWDCO's reasonable travel expenses.

iv) Software Services shall not extend to any non-FWDCO provided software and shall in no way cover any hardware, networks, servers, printers or other devices associated with the Customer's system environment.

v) Periodic data and file resizing.

8.3 The third party hardware host will provide:

i) Daily back-ups of the Customer Data.

ii) Periodic system and hardware maintenance as needed to maintain the overall system operability.

iii) Internet access.

iv) After hours hardware and communications support.

9. Confidentiality of Client Data

9.1 FWDCO shall not knowingly allow the Customer Data, or information contained therein, to be used for any purpose other than processing and storage under this Agreement, nor shall it disclose any such information for any other purpose unless authorized by Customer in writing.

9.2 To ensure and protect the confidentiality of the Customer's business and to prevent unauthorized persons from gaining access to the Customer's records in the system, FWDCO shall adhere to commercially reasonable security procedures.

10. Termination

10.1 FWDCO may, at its option, terminate Customer's rights under this Agreement immediately in the event of a breach the provisions of Section 4, above.

10.2 FWDCO may, at its option, terminate Customer's rights under this Agreement upon thirty (30) days written notice to Customer if Customer: (i) fails pay the license fees, fees for services, or any other fees, costs or charges due hereunder; or (ii) breaches any of Customer's other material obligations under this Agreement or any other agreement with FWDCO (except a breach of the provisions of Section 4); provided that such failure or default is not cured within the 30 day notice period.

10.3 Either party may terminate this Agreement by providing at least 30 days' written notice to the other party of its intent to terminate this Agreement upon the expiration of the Initial Term or then-current Renewal Term.

10.4 In the event of termination of this Agreement for any reason, the License and all other rights granted hereunder will terminate immediately. In the event of any termination of this Agreement, Customer shall not be entitled to any refund or relieved of any obligation for payment of the license fees, consulting services fees, or any other payments due under this Agreement, except as expressly provided herein.

10.5 Customer shall, upon any termination of this Agreement, return or destroy, as requested by FWDCO, all copies of the Software, Documentation or other Proprietary Information in Customer's possession (whether modified or unmodified) and to certify compliance with such requirement in writing upon FWDCO's request.

10.6 Any license fees paid by Customer to FWDCO up to the date of termination of this Agreement for any reason shall constitute payment for the license granted hereunder up to the date of termination. Termination of this Agreement for any reasons does not excuse Customer from the payment of any license fees due and payable to FWDCO prior to the date of such termination of this Agreement.

10.7 Upon any termination of the Agreement, and subject to payment by Customer of all fees due under this Agreement, FWDCO will deliver to Customer its Customer Data stored on magnetic media.

11. Indemnity

11.1 As pertains to any matter brought or asserted by a third party against FWDCO arising in any way whatsoever in connection with any failure of Customer to observe or perform any material provision of this Agreement, Customer shall indemnify, defend and hold harmless FWDCO and its directors, officers, employees, agents and stockholders from and against any and all actions, proceedings, losses, costs, damages, expenses, claims and demands, including but not limited to any and all reasonable attorneys' fees and costs, provided that: (a) FWDCO notifies Customer in writing within thirty (30) days of the claim; (b) Customer has sole control of the defense and all related settlement negotiations; and (c) FWDCO provides Customer with reasonable assistance, information and authority necessary to perform Customer's obligations under this Section 11.1.

11.2 As pertains to any matter brought or asserted by a third party against Customer arising in any way whatsoever in connection with any failure of FWDCO to observe or perform any material provision of this Agreement, FWDCO shall indemnify, defend and hold harmless Customer and its directors, officers, employees, agents and

stockholders from and against any and all actions, proceedings, losses, costs, damages, expenses, claims and demands, including but not limited to any and all reasonable attorneys' fees and costs, provided that: (a) Customer notifies FWDCO in writing within thirty (30) days of the claim; (b) FWDCO has sole control of the defense and all related settlement negotiations; and (c) Customer provides FWDCO with reasonable assistance, information and authority necessary to perform FWDCO's obligations under this Section 11.2.

12. Notices

12.1 Any notice to be given hereunder shall be in writing sent by personal delivery, certified mail, return receipt requested, or facsimile with a follow-up copy sent certified mail, return receipt requested, to the parties at the following addresses:

Notice given to CUSTOMER shall be delivered to:

XcelerateHR , LLC.
1505 North Chestnut Ave-Suite 200
Fresno, CA 93703

Notice given to FWDCO shall be delivered to:

F.W. Davison & Company, Inc.
50 Resnik Road-Suite 200
Plymouth, MA 02360-4300

The parties may, from time to time, change their address but are required to give written notice no less than twenty (20) days before such new address becomes effective under this Agreement.

Notice shall have been deemed given: (i) when it has been personally delivered; (ii) when received; (iii) in the case of notices sent via certified mail and delivery is refused by the recipient, on the date when such delivery is refused; or (iv) when a facsimile confirmation sheet reflecting the successful transmission of the notice has been obtained, whichever occurs first.

13. Limitation of Liability

13.1 GENERAL LIMITATIONS. UNDER NO CIRCUMSTANCES WILL FWDCO, OR ANY OF FWDCO'S OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, AGENTS OR REPRESENTATIVES HAVE ANY LIABILITY TO YOU FOR ANY CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL DAMAGES OR COSTS (INCLUDING ATTORNEYS' FEES), OR LOSS OF PROFITS, REVENUE OR GOODWILL, IN ANY WAY, REGARDING THIS AGREEMENT OR RESULTING FROM THE USE OR INABILITY TO USE, OR PERFORMANCE OR NONPERFORMANCE OF, THE SOFTWARE OR ANY SERVICES PROVIDED BY FWDCO, OR ANY COMPONENTS THEREOF, INCLUDING FAILURE OF ESSENTIAL PURPOSE, EVEN IF FWDCO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITY, WHETHER SUCH LIABILITY IS BASED UPON CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE.

13.2 CAP ON LIABILITY. NOTWITHSTANDING THE PROVISIONS OF SECTION 13.1, IN NO EVENT WILL FWDCO'S AGGREGATE LIABILITY TO YOU FOR ANY CAUSE, AND REGARDLESS OF THE FORM OF ACTION, FOR DAMAGES ATTRIBUTABLE TO THE SOFTWARE OR ANY SERVICES PROVIDED HEREUNDER, EXCEED THE LICENSE FEES STATED HEREIN AND WHICH HAVE BEEN PAID TO FWDCO BY YOU WITHIN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE OCCURRENCE GIVING RISE TO SUCH LIABILITY. FWDCO SHALL HAVE NO LIABILITY FOR ANY DAMAGES WHATSOEVER RELATING TO ANY PRODUCTS, HARDWARE, GOODS OR SERVICES NOT PROVIDED TO YOU BY FWDCO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, YOU SHALL NOT MAKE ANY CLAIM AGAINST FWDCO FOR LOST DATA, RE-RUN TIME, INACCURATE INPUT, WORK DELAYS OR LOST PROFITS RESULTING FROM THE USE OF THE SOFTWARE.

13.3 Allocation of Risks. You are a sophisticated purchaser and acknowledge and agree that the allocation of risks in this Agreement are reflected in the License Fees paid to FWDCO under this Agreement, that FWDCO is unable to test the Software under all possible circumstances, that FWDCO cannot control the manner in which you will use the Software, and that the allocation of risks under this Agreement is reasonable and appropriate under the circumstances.

14. Assignment; Binding Effect

14.1 This Agreement and all rights and obligations related thereto shall be freely Assignable by FWDCO. This Agreement and all rights and obligations related thereto may not be assigned in whole or in part by Customer without the prior written consent of FWDCO. Any attempted assignment by Customer in violation of this Section 14.1 shall be void. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their permitted transferees, successors and assigns as permitted by this Agreement.

15. Marketing

15.1 Customer agrees that during the term of this agreement FWDCO may publicly refer to Customer, orally and in writing, as a Customer of FWDCO.

16. Costs and Attorneys' Fees

16.1 The prevailing party in any legal action arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such action, including without limitation court costs, arbitration costs and reasonable attorneys' fees.

17. Governing Law

17.1 The laws of the Commonwealth of Massachusetts shall govern this Agreement, excluding that body of law known as conflicts of law.

18. Dispute Resolution and Arbitration

18.1 The parties agree that any dispute, controversy, or claim arising out of or in connection to this Agreement, or the breach, termination, or validity thereof, shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended and in effect from time to time.

18.2 The arbitration shall be heard and determined by one (1) arbitrator, who shall be jointly appointed by the parties. If the parties are unable to agree on an arbitrator, the arbitrator shall be appointed by the American Arbitration Association or some other proper authority agreed to by the parties.

18.3 The place of arbitration shall be in Plymouth, Massachusetts, and the award or judgment shall be deemed a final award or judgment of a federal or state court in Massachusetts.

18.4 The parties agree that the award of the arbitrator will be the sole and exclusive remedy between them regarding any and all disputes arising in connection with this Agreement and shall not be appealable. The award of the arbitrator may, however, be enforced by application to any proper court with jurisdiction over the parties.

18.5 The arbitrator shall determine all disputes arising in connection with this Agreement in accordance with the laws of the Commonwealth of Massachusetts.

18.6 Notwithstanding Section 12 to the contrary, all notices to be given in connection with any such arbitration proceeding shall be in writing sent via registered airmail, return receipt requested, to the addresses set forth herein.

19. Headings

19.1 The headings are for the convenience of the parties and are not intended to substitute, modify, delete or amend the text of the Agreement in any way.

20. Entirety of Agreement; Amendments; Waiver

20.1 This Agreement embodies the entire understanding of the parties and supersedes all previous statements, negotiations or agreements with respect to the subject matter hereof.

20.2 Except for amendments to Schedule A as provided for in the attached Schedule A, amendments to this Agreement shall be in writing executed by the parties hereto.

20.3 A waiver by either party of its rights hereunder shall not be binding unless contained in a writing signed by an authorized representative of the party waiving its rights. The non-enforcement or waiver of any right under this Agreement shall not constitute a continuing waiver of such right or any expectation of non-enforcement unless expressly so agreed in writing. It is agreed that no use of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement.

21. Counterparts

21.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, execution by facsimile shall be treated as an original signature.

22. Relationship of Parties

22.1 This Agreement shall not be construed to create any employment relationship, partnership, joint venture or agency relationship or to authorize any party to enter into any commitment or agreement binding on the other party.

23. Severability

23.1 If any provision hereof is declared invalid by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

24. Survival of Terms

24.1 Upon termination or expiration of this Agreement, the following provisions of this Agreement shall continue and survive in full force and effect: Sections 3, 4, 5, 6.3, 8, 9, 10, 11, 13, 14, and any other provisions that, by their nature, continue beyond the term of this Agreement.

25. Signature

25.1 Each of the parties has caused this Agreement to be executed by its duly authorized representative as of the date first shown above.

26. Miscellaneous

25.1 This Agreement may be executed by facsimile or scanned copy transmitted and/or in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

XcceleratеHR, LLC:

Signature: Sheila Guarderas

Name: SHEILA GUARDERAS

Title: CEO Date: 2/16/12

F.W. Davison & Company, Inc.:

Signature: Scott S Hastings

Name: Scott S Hastings

Title: CEO Date: 2/17/12

Schedule A

Software

Software Module	Users	Monthly License Fee
HRPyramid and HRPyramid Web Edition	3 Simultaneous Users	$2,475.00
HRPyramid CRM	3 Simultaneous Users	$198.00
Informer	Unlimited Users	$300.00
PCL2PDF	Unlimited Users	$0.00
Informer Set-Up Fee (One-Time)		$600.00
	TOTAL MONTHLY LICENSE FEES:	$2,973.00 plus any applicable taxs

License fees are based on the number of simultaneous users designated above. Customer shall not exceed the aggregate number of simultaneous users indicated above. Customer shall remit payment to FWDCO in accordance with the payment terms in Section 3 of this Agreement.

Restrictions on Number of Users. Customer may have no more than the number of simultaneous users specified above. The fee per additional simultaneous user is $550.00, plus any applicable taxes. If Customer wishes to add one or more additional simultaneous users, it is Customer's obligation to notify FWDCO. FWDCO will note the change(s), reprint the Schedule A and mail it to Customer. It is Customer's responsibility to review the revised Schedule A for correctness. In the event Customer objects to any term(s) of such revised Schedule A, Customer shall notify FWDCO in writing of such objections within five (5) business days of Customer's receipt thereof, failing which Customer shall be deemed to have accepted the revised Schedule A as sent. The failure of Customer to comply with the requirements set forth herein shall constitute a material breach of this Agreement.

Schedule B

Consulting Services

The Consulting Services shall be performed by FWDCO in accordance with the following Fee Schedule:

Classroom Training at F.W. Davison & Co. Training Site	
Per Person	$295/day
Second Person+	$195/day
End-User Training, on-site	$1,200/day
Data Conversion/Implementation Consulting	
Regular Business Hours	$150/Hour
Outside Regular Business Hours	$250/Hour
Programming	
Regular Business Hours	$150/Hour
Outside Regular Business Hours	$250/Hour
Additional Software support-related services requested by Customer	
Regular Business Hours	$150/Hour
Outside Regular Business Hours	$250/Hour